EXHIBIT 99.1

BIO-TECHNE APPOINTS DR. JUDITH KLIMOVSKY TO BOARD OF DIRECTORS

Minneapolis, April 30, 2024 /PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) today announced the appointment of Dr. Judith Klimovsky to serve as an independent director on the Company's Board of Directors, April 24, 2024. Dr. Klimovsky will serve as a member of the Science and Technology Committee. Following the appointment, the board of Bio-Techne will be temporarily comprised of eleven directors, ten of whom are independent.

Dr. Klimovsky is currently the Executive Vice President and Chief Development Officer at Genmab, an international biotechnology company specialized in the creation and development of antibody therapeutics. Before joining Genmab in 2017, Dr. Klimovsky held various senior global clinical and research positions at Novartis Oncology, a division of Novartis AG, including SVP & Global Head, Oncology Clinical Development. Dr. Klimovsky also served as Regional Medical Director, Latin America for Merck & Co. and held several research and development roles of increasing responsibility at Bristol-Myers Squibb Company. Dr. Klimovsky received her M.D. from the Universidad de Buenos Aires.

Dr. Klimovsky previously (from 2018 to Feb 2024) served as a Director of Bellicum Pharmaceuticals, a company discovering and developing novel cellular immunotherapies for the treatment of hematological cancers and solid tumors.

“We are pleased to welcome Dr. Klimovsky to our board,” said Bob Baumgartner, Chairman of the Board of Bio-Techne. “She brings tremendous scientific and international experience, including running large development groups at global biopharma companies. She also has extensive experience in Latin America, which will bring important expertise as Bio-Techne continues to expand globally.”

About Bio-Techne Corporation (NASDAQ: TECH)

Contact: David Clair, Vice President, Investor Relations & Corporate Development
david.clair@bio-techne.com
612-656-4416